UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 22, 2010

(Exact name of registrant as specified in its charter)

New Jersey	I-3215	22-1024240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Johnson & Johnson Plaza, New Brunswick, New Jersey  08933
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  732-524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

(a)           The annual meeting of the shareholders of the Company was held on April 22, 2010.

(b)           The shareholders elected all the Company’s nominees for director and ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the fiscal year 2010.  The shareholders did not approve the shareholder proposal on advisory vote on executive compensation or the shareholder proposal on special shareowner meetings.

1.           Election of Directors:

	Shares For	Shares Against	Shares Abstain	Non-Votes
M. S. Coleman	1,543,203,040	315,048,836	7,000,946	412,707,997
J. G. Cullen	1,820,739,584	37,490,497	7,022,739	412,707,997
M. M. E. Johns	1,537,743,463	320,268,566	7,240,792	412,707,997
S. L. Lindquist	1,821,796,887	36,723,726	6,732,209	412,707,997
A. M. Mulcahy	1,716,791,606	141,062,655	7,398,561	412,707,997
L. F. Mullin	1,824,128,094	33,892,108	7,232,619	412,707,997
W. D. Perez	1,702,673,401	155,655,066	6,924,354	412,707,997
C. Prince	1,605,708,973	251,418,286	8,125,562	412,707,997
D. Satcher	1,819,134,106	39,330,504	6,788,211	412,707,997
W. C. Weldon	1,791,044,135	66,607,121	7,601,565	412,707,997

2.           Ratification of Appointment of PricewaterhouseCoopers LLP:

For	2,233,191,533
Against	37,533,548
Abstain	7,235,737

3.           Shareholder proposal on advisory vote on executive compensation:

For	867,603,914
Against	942,035,200
Abstain	55,613,707
Non-Votes	412,707,997

4.           Shareholder proposal on special shareowner meetings:

For	687,869,420
Against	1,162,045,120
Abstain	15,338,281
Non-Votes	412,707,997

Item 8.01.  Other Events.

On April 22, 2010, the Board of Directors of the Registrant declared a 10.2% increase in the quarterly dividend rate, from $0.49 per share to $0.54 per share of Common Stock.  At the new rate, the indicated dividend on an annual basis is $2.16 per share compared to the previous rate of $1.96 per share.  The next quarterly dividend is payable on June 15, 2010 to shareholders of record as of June 1, 2010.  The Company’s related press release is attached to this Report as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

Exhibit                                Description

99.1                      Press release dated April 22, 2010
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Johnson & Johnson
(Registrant)
Date: April 26, 2010	By:	/S/ STEVEN M. ROSENBERG
Steven M. Rosenberg
Secretary